EXHIBIT 4.2

                          IMPAC MORTGAGE HOLDINGS, INC.

                        2001 STOCK OPTION, DEFERRED STOCK
                            AND RESTRICTED STOCK PLAN

                             STOCK OPTION AGREEMENT
                                   (EMPLOYEE)


NAME: _______________

     This AGREEMENT is made effective as of the ___day of ___________, _______ (the "Option Grant Date"), by and between Impac Mortgage Holdings, Inc., a Maryland corporation (the "Company") and ________________ (the "Optionee").

                                    RECITALS

     WHEREAS, the Company has established the 2001 Stock Option, Deferred Stock and Restricted Stock Plan (the "Plan") effective as of _______ __, 2001, and

     WHEREAS, pursuant to the provisions of said Plan, the Administrator has granted to the Participant by action duly taken on ________ __, 200_, (the "Award Date") a stock option award (the "Stock Option Award") based upon the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of services rendered and to be rendered by the Participant and the mutual promises and covenants made herein, the mutual benefits to be derived therefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    AGREEMENT

     1. The Option(s). The Optionee may, at his/her option, purchase all or any part of an aggregate of __________ shares of Common Stock (the "Optioned Shares"), at the price of $_________ per share (the "Option Price"), on the terms and conditions set forth herein.

     2. Option Type; Exercise Dates and Exercise. Options intended to qualify as Incentive Stock Options are designated by an "ISO" under the category "Type." Options intended as separate Non-Qualified Stock Options are designated by a "NQSO" under the category "Type." The Option(s) shall be exercisable as to the specified number of Optioned Shares on and after the "First" dates and on or before the "Last" dates set forth below:



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Type             Number of Shares                 First and Last Date
----             ----------------                 -------------------





     Optionee acknowledges that he/she understands he/she has no right whatsoever to exercise the Option(s) granted hereunder with respect to any Optioned Shares covered by any installment until such installment accrues (and is thus vested) as provided above. Optionee further understands that the Option(s) granted hereunder shall expire and become unexercisable as provided in
Section 4(c) below.

     In the event, within twelve (12) months after a Change in Control, the Optionee's employment terminates other than (i) for Cause, (ii) voluntary termination by the Optionee, or (iii) death or disability of the Optionee, fifty percent (50%) of the unvested Optioned Shares shall vest upon the date of such termination. The Board of Directors of the Company reserves the right to modify the terms of this acceleration if such acceleration would materially affect the ability of an acquiring entity to use "pooling of interests" accounting in connection with any acquisition of the Company. For the purposes of the foregoing, a "Change in Control" shall have the meaning set forth in Section 9(b) of the Plan. For purposes of this Agreement, "Cause" shall mean (i) an act of dishonesty in connection with the Optionee's responsibilities as an employee of the Company; (ii) the Optionee's conviction of, or plea of nolo contendere to, a felony or a crime involving moral turpitude, (iii) the Optionee's misconduct which has an adverse effect on the Company, or (iv) the Optionee's failure to perform his or her employment duties.

     3. Method of Exercise. This Option shall be deemed exercised as to the shares to be purchased when written notice of such exercise has been given to the Company at its principal business office by the Optionee with respect to the Common Stock to be purchased. Such notice shall be accompanied by full payment in cash or cash equivalents as determined by the Administrator. As determined by the Administrator, in its sole discretion, payment in whole or part may also be made (i) in the form of unrestricted Stock already owned by the Optionee, or, in the case of the exercise of a Non-Qualified Stock Option, Restricted Stock subject to an Award hereunder (based, in each case, on the Fair Market Value of the Stock), (ii) by cancellation of any indebtedness owed by the Company to the Optionee, (iii) by a full recourse promissory note executed by the Optionee,
(iv) by requesting that the Company withhold whole shares of Common Stock then issuable upon exercise of the Stock Option (based on the Fair Market Value of the Stock), (v) by arrangement with a broker which is acceptable to the Administrator where payment of the option price is made pursuant to an irrevocable direction to the broker to deliver all or part of the proceeds from the sale of the shares underlying the option to the Company, or (vi) by any combination of the foregoing; provided, however, that in the case of an Incentive Stock Option, the right to make payment in the form of already owned shares may be authorized only at the time of grant. Any payment in the form of Stock already owned by the Optionee may be effected by use of an attestation form approved by the Administrator. If payment of the

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option exercise price of a NQSO is made in whole or in part in the form of
Restricted Stock or Deferred Stock, the shares received upon the exercise of such Option (to the extent of the number of shares of Restricted Stock or Deferred Stock surrendered upon exercise of such Option) shall be restricted in accordance with the original terms of the Restricted Stock or Deferred Stock award in question, except that the Administrator may direct that such restrictions shall apply only to that number of shares surrendered upon the exercise of such Option.

     4. Governing Plan. This Agreement hereby incorporates by reference the Plan and all of the terms and conditions of the Plan as heretofore amended and as the same may be amended from time to time hereafter in accordance with the terms thereof, but no such subsequent amendment shall adversely affect the Optionee's rights under this Agreement and the Plan except as may be required by applicable law. The Optionee expressly acknowledges and agrees that the provisions of this Agreement are subject to the Plan; the terms of this Agreement shall in no manner limit or modify the controlling provisions of the Plan, and in case of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall be controlling and binding upon the parties hereto. The Optionee also hereby expressly acknowledges, represents and agrees as follows:

     (a) Acknowledges receipt of a copy of the Plan, a copy of which is attached hereto and by reference incorporated herein, and represents that he/she is familiar with the terms and provisions of said Plan, and hereby accepts this Agreement subject to all the terms and provisions of said Plan.

     (b) Agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan.

     (c) Acknowledges that he/she is familiar with Sections of the Plan regarding the exercise of the Option(s) and represents that he/she understands that said Option(s) must be exercised on or before the "Last" exercise date noted above in Section 2 or such other date as set forth in the Plan, whichever is earlier.

     (d) Acknowledges, understands and agrees that the existence of the Plan and the execution of this Agreement are not sufficient by themselves to cause any exercise of any Option(s) granted as an Incentive Stock Option to qualify for favorable tax treatment through the application of Section 422 of the Internal Revenue Code; that Optionee must, in order to so qualify, individually meet by his own action all applicable requirements of Section 422, including without limitation the following holding period and employment requirements:

     (1) holding period requirement: no disposition of an Optioned Share may be made by Optionee within two (2) years from the date of the granting of the Option(s) nor within one (1) year after the transfer of such Optioned Share to him/her, and

     (2) employment requirement: at all times during the period beginning on the date of the granting of the Option(s) and ending on the day three (3) months before the date of exercise, the Optionee must have been an employee of the Company, its Parent, or a Subsidiary


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of the Company, or a corporation or a parent or subsidiary of such corporation issuing or assuming the Option(s) in a transaction to which Section 425(a) of the Internal Revenue Code applies, except where the termination of employment is by means of the employee's disability, in which case said three (3) month period may be extended to one (1) year, as provided under Internal Revenue Code Section 422.

     5. Representations and Warranties. Optionee hereby represents to the Company that each of the Options evidenced hereby and the shares purchasable upon exercise thereof are being acquired only for investment and without any present intention to sell or distribute such securities.

     6. Options Not Transferable. No Stock Option shall be transferable by the Optionee other than by will or by the laws of descent and distribution. Incentive Stock Options shall be exercisable, during the Optionee's lifetime, only by the Optionee or, with respect to Non-Qualified Stock Options, in accordance with the terms of a qualified domestic relations order.

     7. No Enlargement of Employee Rights. Nothing in this Agreement shall be construed to confer upon the Optionee (if an employee) any right to continued employment with the Company or to restrict in any way the right of the Company to terminate his/her employment. Optionee acknowledges that in the absence of an express written employment agreement to the contrary, the Company may terminate Optionee's employment with the Company at any time, with or without cause.

     8. Withholding of Taxes. Optionee authorizes the Company to withhold, in accordance with any applicable law, from any compensation payable to him any taxes required to be withheld by federal, state or local law as a result of the grant of the Option(s) or the issuance of stock pursuant to the exercise of such Option(s).

     9. Laws Applicable to Construction. This Agreement shall be construed and enforced in accordance with the laws of the State of California.

     10. Agreement Binding on Successors. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors, transferees and assignees of the Optionee.

     11. Costs of Litigation. In any action at law or in equity to enforce any of the provisions or rights under this Agreement or the Plan, the unsuccessful party to such litigation, as determined by the court in a final judgment or decree, shall pay the successful party or parties all costs, expenses and reasonable attorneys' fees incurred by the successful party or parties (including without limitation costs, expenses end fees on any appeals), and if the successful party recovers judgment in any such action or proceeding such costs, expenses and attorneys' fees shall be included as part of the judgment.

     12. Necessary Acts. The Optionee agrees to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement, including but not limited to all acts and documents related to compliance with federal and/or


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state securities laws.

     13. Counterparts. For convenience this Agreement may be executed in any number of identical counterparts, each of which shall be deemed a complete original in itself and may be introduced in evidence or used for any other purpose without the production of any other counterparts.

     14. Invalid Provisions. In the event that any provision of this Agreement is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability shall not be construed as rendering any other provisions contained herein invalid or unenforceable, and all such other provisions shall be given full force and effect to the same extent as though the invalid and unenforceable provision was not contained herein.

     15. Limitation on Value of Optioned Shares. Optionee acknowledges that the Plan provides that the aggregate fair market value (determined as of the date hereof) of the shares of Common Stock to which Options granted as Incentive Stock Options are exercisable for the first time by Optionee during any calendar year under all incentive stock option plans of the Company and any future Subsidiary shall not exceed $100,000. It is understood and agreed that should it be determined that an Option if granted as an Incentive Stock Option hereunder would exceed such maximum, such Option shall be considered granted as a Non-Qualified Stock Option to the extent, but only to the extent of such excess. This limitation shall not apply to any option granted as a Non-Qualified Stock Option.

     IN WITNESS WHEREOF, the Company and the Optionee have executed this Agreement effective as of the date first written hereinabove.

IMPAC MORTGAGE HOLDINGS, INC.                OPTIONEE

By:
    ------------------------------------     -----------------------------------
    Name:
           -----------------------------
    Title:
           -----------------------------

                                             -----------------------------------
                                                       (Print Name)


Address of Optionee:

----------------------------------------     -----------------------------------
                                                      (Social Security)
----------------------------------------

----------------------------------------


     By his or her signature below, the spouse of the Optionee, if such Optionee be legally married as of the date of his execution of this Agreement, acknowledges that he or she has read this Agreement and the Plan and is familiar with the terms and provisions thereof, and agrees to be bound by all the terms and conditions of said Agreement and said Plan document.


                                             -----------------------------------
                                             Spouse

                                             Dated:
                                                    ----------------------------

     By his or her signature below the Optionee represents that he or she is not legally married as of the date of execution of this Agreement.


                                             -----------------------------------
                                             Optionee

                                             Dated:
                                                    ----------------------------